Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-3
(Form Type)

Bed Bath & Beyond, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, $0.0001 par value per share	Rule 457(c)	20,770,481	$5.01	$104,060,109.81	0.0001381	$14,370.70
Fees to Be Paid	Equity	Common stock, $0.0001 par value per share, issuable upon conversion of Convertible Notes(2)	Rule 457(c)	25,458,575(2)	$5.01	$127,547,460.75	0.0001381	$17,614.31
Fees Previously Paid	N/A	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	N/A	—	—	—		—		—
	Total Offering Amounts					$231,607,570.56		$31,985.01
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$31,985.01

(1)
Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split or stock dividend or pursuant to anti-dilution provisions of any of the securities

(2)
Represents up to 25,458,575 shares of the Registrant’s common stock issuable upon the conversion of the Registrant’s 5.00% Convertible Senior Notes due 2033 (“Convertible Notes”) issued pursuant to that certain Indenture, dated as of July 8, 2026, assuming the conversion of such Convertible Notes at the maximum possible “make-whole” conversion rate of 228.8329 shares per $1,000 principal amount of Convertible Notes.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on July 30, 2026.